EXHIBIT 11.1

                     INTERSTATE BAKERIES CORPORATION
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                 (In Thousands, Except Per Share Data)
                                             52 Weeks Ended
                                  ------------------------------------
                                  May 28,        May 29,       May 30,
                                   1994           1993          1992
                                  -------        -------       -------
Income before extraordinary
 charge and cumulative
 effect of accounting change      $15,754        $30,784       $25,780
Adjustment for accrued dividends
 on preferred stock                     -              -         2,075
                                  -------        -------       -------

Income before extraordinary
 charge and cumulative
 effect of accounting change
 as adjusted                       15,754         30,784        27,855
Extraordinary charge                    -              -        10,176
Cumulative effect of change
 in accounting for
 postretirement benefits
 other than pensions                    -         14,121             -
                                  -------        -------       -------
Net income as adjusted            $15,754        $16,663       $17,679
                                  =======        =======       =======

Weighted average common shares
 outstanding                       20,252         20,980        18,593
Dilutive stock options                 54            152           142
                                  -------        -------       -------
Weighted average common and
 equivalent shares outstanding     20,306         21,132        18,735
                                  =======        =======       =======

Per share:
  Income before extraordinary
   charge and cumulative
   effect of accounting change      $ .78          $1.46         $1.49
  Extraordinary charge                  -              -          (.55)
  Cumulative effect of
   accounting change                    -           (.67)            -
                                  -------        -------       -------
  Net income                        $ .78          $ .79         $ .94
                                  =======        =======       =======